Exhibit 10.12

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of September 23, 2013 (the “Effective Date”) between B. RUSSELL (RUSS) SMITH (“Executive”) and CALIBER HOME LOANS, INC. (the “Company”). Capitalized terms used herein shall have the meanings given to them in Section 5 below.

In consideration of the mutual promises expressed herein, Executive and the Company have agreed as follows:

1.	EMPLOYMENT.

(a) This Agreement shall be effective as of the Effective Date and will continue indefinitely thereafter unless Executive’s employment terminates earlier in accordance with Section 3.

(b) Executive shall be employed as Executive Vice President, Chief Operations Officer or such other comparable position to which Executive and the Company may agree. Executive agrees to devote Executive’s full time and best efforts to the performance of the duties attendant to Executive’s executive position with the Company.

2.	COMPENSATION AND BENEFITS.

(a) Executive’s salary shall be $275,000 per year, less deductions for applicable taxes and withholdings, to be paid in accordance with the Company’s regular payroll practices for similarly situated executives.

(b) Executive shall be eligible to receive an annual incentive bonus based on Executive’s achievement of certain performance goals that shall be mutually agreed upon by Executive and the Company or the Company’s Board of Directors no later than February 15 of each year subject to the following provisions:

(i)	Executive is eligible to earn a bonus for all calendar years commencing with 2013;

(ii)	Executive may earn up to 100% of base pay in a bonus;

(iii)	All bonus payouts shall be determined by the Board of Directors of the Company in the exercise of its good faith discretion; and

(iv)

The bonus shall be paid on the day designated by the Board of Directors (which shall not be later than March 15) of the calendar year following the year to which the bonus is attributable and shall be paid less deductions for applicable taxes and withholdings.

(c) During the term of employment, the Company shall provide Executive with such benefit programs, including medical, hospital, and life insurance, as is provided to employees of

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the Company generally, as such benefit programs may be amended from time to time. Executive shall be entitled to up to four weeks paid vacation per year. Executive shall also be entitled to participate in all benefit programs that are maintained by the Company and available to its executive officers generally (including, but not limited, any and all deferred compensation plans). Executive acknowledges that Executive shall have no vested rights under or in respect to Executive’s participation in any such program except as expressly provided under the terms thereof.

3.	TERMINATION AND SEVERANCE.

(a) Executive’s employment may be terminated in accordance with the following provisions:

(i)	Executive’s employment shall terminate upon Executive’s death.

(ii)	The Company may terminate Executive’s employment without Cause at any time upon written notice to Executive.

(iii)

The Company may terminate Executive’s employment for Cause at any time upon written notice to Executive, and such written notice shall contain a statement noting the reason(s) for the Cause termination.

(iv)

Executive may terminate Executive’s employment for Good Reason upon 30 days’ written notice to the Company; provided, however, that the Date of Termination due to Good Reason shall not automatically occur on the date set forth in Executive’s written notice to the Company, but will instead be determined by the Company following the Company’s allowed Cure Period as described in Section 5(d) below.

(v)

Executive may terminate Executive’s employment voluntarily for any reason other than a Good Reason upon 60 days’ written notice to the Company (such 60 day period is herein referred to as the “Notice Period”). During the Notice Period, Executive shall continue to be employed by the Company subject to Section 1(b); provided, however, that (x) the Company shall have the right to shorten or eliminate the Notice Period in its good faith discretion, (y) if the Company’s shortens or eliminates the Notice Period, such action by the Company shall constitute neither (1) a termination of Executive’s employment by Executive pursuant to Section 3(a)(iv) nor (2) a termination of Executive’s employment by the Company pursuant to Section 3(a)(ii) or Section 3(a)(iii), and (z) in no event shall the Company have any obligation to pay Executive’s salary or any other amounts following the conclusion of the Notice Period.

(b) Termination without Cause; Termination for Good Reason. If Executive’s employment terminates pursuant to Section 3(a)(ii) or Section 3(a)(iv), the Company agrees to provide Executive with the following benefits as severance:

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(i)	Executive shall be entitled to severance in the amount of twelve months base pay at Executive’s then current base rate of pay (semi-monthly pay rate).

(c) Release Required. Executive shall not become entitled to any benefits under Section 3(b) unless he executes and does not revoke a comprehensive release of all claims in favor of the Company and its affiliates (in this Section 3(c), the “Release”), and such Release is executed and delivered within the 21 day period immediately following the Executive’s Date of Termination. Unless delayed pursuant to Section 3(e), monthly severance payments pursuant to this Section 3(b) will begin on the first regular pay date occurring after the 37th day following the Date of Termination.

(d) Termination for any other Reason. If Executive’s employment terminates pursuant to any provision of the Agreement other than pursuant to Section 3(a)(ii) or 3(a)(iv) of this Agreement, the Company has no obligation to pay Executive any severance or other termination benefits.

(e) Subject to Section 3(c), all severance payments to Executive will be made in accordance with the regular payroll practices of the Company and will be subject to applicable federal and state income tax and employment tax withholdings and deductions and any other applicable withholdings and deductions Notwithstanding anything else herein, to the extent any of the Severance Benefits are treated as nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then if Executive is determined by the Company to be a “specified employee” for purposes of Code § 409A(a)(2)(B)(i) and the Company determines that delayed commencement of any portion of the Severance Benefits is required in order to avoid a prohibited distribution under Code § 409A(a)(2)(B)(i), commencement of such portion of the Severance Benefits will be delayed for six (6) months following Executive’s “separation from service” pursuant to Code § 409A. Delayed Severance Benefits (if any) shall be payable in a lump sum on the first business day following the expiration of such six (6) month period. Notwithstanding the foregoing, to the maximum extent permitted by applicable law, payment of the Severance Benefits shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation § 1.409A-1(b)(4) (with respect to short term deferrals). The provisions of this Agreement are intended to comply with the applicable requirements of Code § 409A and shall be limited, construed, and interpreted in accordance with such intent.

(f) Executive acknowledges and agrees that the Company’s obligation to provide and Executive’s entitlement to receive the severance described in Section 3(b) shall cease immediately upon any violation by Executive of Executive’s obligations under Section 4 of this Agreement. Executive further agrees to repay the Company, on a pro rata basis, any severance received during the period of time in which Executive was in violation of Executive’s obligations under Section 4 of this Agreement, as determined by the Company in its good faith discretion. In the event the Company determines Executive has a repayment obligation pursuant to this Section 3(f), the Company will send notice to Executive identifying the reason(s) Executive’s repayment obligation has been triggered.

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(g) Notwithstanding any other provision of this Agreement, if Executive’s employment with the Company is terminated such that Executive is entitled to severance from the Company and the Company determines within no later than 90 days after termination that Cause existed on, prior to, or after such termination, then Executive shall not be entitled to any severance from the Company, and any and all severance payments and reimbursements from the Company to Executive shall cease.

4.	EXECUTIVE’S COVENANTS

(a) Executive acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information regarding the Company, its subsidiaries and affiliates, and their businesses, in whatever form, tangible or intangible (collectively, the “Confidential Information”), and that, during the term of this Agreement, Executive will receive Confidential Information. Executive acknowledges that the Confidential Information that Executive will receive during the term of this Agreement will be in addition to that which Executive has already received during Executive’s employment with the Company. Executive further acknowledges and agrees that Executive’s use of Confidential Information in the conduct of business on behalf of a competitor of the Company would constitute unfair competition with the Company and would adversely affect the business goodwill of the Company. Confidential Information includes, but is not limited to, sales materials, technical information, processes and compilations of information, records, specifications and information concerning customers, prospective customers, customer and prospective customer lists, and information regarding methods of doing business. As defined herein, Confidential Information shall not include information that is: (i) obtained by Executive from a source other than the Company or its affiliates, which source is not under a duty of non-disclosure in regard to such information, or (ii) becomes generally available to the public other than through disclosure by Executive in violation of the provisions of this Agreement.

Executive is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis and requiring the keeping of information in secure areas. Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information.

During and following Executive’s employment by the Company, Executive shall hold in confidence and not directly or indirectly disclose, use (for Executive’s commercial advantage or otherwise), copy, make lists of, or make available to others any Confidential Information except in Executive’s good faith performance of Executive’s duties to the Company as an executive of the Company or to the extent authorized in writing by the Company’s Board of Directors or required by law or compelled by legal process. Executive agrees to use reasonable efforts to give the Company notice of any and all attempts to compel disclosure of any Confidential Information, in such a manner so as to provide the Company with written notice at least five days before disclosure or within three business days after Executive is informed that such disclosure is being or shall be compelled, whichever is earlier. Such written notice shall include a description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and shall contain a copy of the subpoena, order or other process used to compel disclosure.

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Executive further agrees not to use any Confidential Information for the benefit of any person or entity other than the Company.

Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company, in whatever form, tangible or intangible (including all copies thereof), that Executive shall prepare, or use, or be provided with as a result of Executive’s employment with the Company, shall be and remain the sole property of the Company. Upon termination of Executive’s employment hereunder, Executive agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the business of the Company (including all copies thereof) in Executive’s possession, custody or control, whether prepared by Executive or others, shall remain with or be returned to the Company promptly (within 48 hours) after the Date of Termination.

Notwithstanding anything herein to the contrary, Executive may disclose to Executive’s spouse and any personal tax or financial advisor the United States Federal income tax treatment and tax structure of the transactions contemplated in this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to Executive relating to such tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the United States Federal income tax treatment of the transactions contemplated in this Agreement and does not include information relating to the identity of the parties hereto.

(b) Executive acknowledges and agrees that the nature of the Confidential Information that the Company commits to provide to Executive during Executive’s employment by the Company would make it unlikely that Executive would be able to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. Executive further acknowledges and agrees that the Company’s business is conducted in a highly competitive market. Accordingly, Executive agrees that Executive will not, during Executive’s employment and for a period of 12 months thereafter, (other than for the benefit of the Company and its subsidiaries and affiliates) directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner, or in any capacity whatsoever, (i) to the extent that Executive’s employement was terminated under Section 3(a)(ii), Section 3(a)(iii), or Section 3(a)(iv), be employed in an executive or senior management role for any company, business or other entity that competes with or offers the same products and services as the Company and/or any of its subsidiaries (“Competing Business”) or (ii) solicit, divert, or take away any customers or customer leads of any company or business with whom Executive had, whether directly or indirectly, contact or business relations during the period of time that Executive was employed by the Company or (herein, the “Employment Period”) or about whom Executive possesses Confidential Information. In addition, for a period of 12 months following the termination of Executive’s employment, regardless of the reason for termination, Executive agrees that Executive will not (i) hire, attempt to hire, contact with respect to hiring, or solicit with respect to

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hiring any employee of the Company or any of its subsidiaries; or (ii) solicit, encourage, or influence any suppliers or vendors of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries or change the terms and conditions upon which they conduct their business with the Company or any of its subsidiaries where Executive had, whether directly or indirectly, contact during the Employment Period or business relations during the Employment Period with such vendors or suppliers, or about whom Executive possesses Confidential Information; provided, however, a violation of clause (i) of this sentence shall not occur if a future employer of Executive hires an employee of the Company or any of its subsidiaries, or solicits with respect to hiring an employee of the Company or any of its subsidiaries, without the knowledge of Executive.

(c)    If any court determines that any portion of this Section 4 is invalid or unenforceable, the remainder of this Section 4 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 4, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(d)    Executive acknowledges that Executive’s violation of the provisions of Section 4(a) or Section 4(b) of this Agreement will cause irreparable harm to the Company, and Executive agrees that the Company shall be entitled as a matter of right to an injunction restraining any violation or further violation of such provisions by Executive or others acting on Executive’s behalf, without any showing of irreparable harm and without any showing that the Company does not have an adequate remedy at law. Executive further covenants and warrants that Executive will not dispute in any proceeding that any given violation or further violation of the covenants contained in Section 4(a) or Section 4(b): (i) will result in irreparable harm to the Company; or (ii) could not be remedied adequately at law. The Company’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity.

(e)    Executive understands and acknowledges that the Company has made substantial investments to develop its Confidential Information, goodwill, and other legitimate business interests. Executive agrees that such investments are worthy of protection, and that the Company’s need for the protection afforded by Section 4(b) is greater than any hardship Executive might experience by complying with its terms. Executive agrees that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Agreement are reasonable and are not greater than necessary to protect the Confidential Information, goodwill, and other legitimate interests of the Company. Executive specifically agrees that, given the senior executive nature of Executive’s position and national operations of the Company, any restriction other than on the basis specified in Section 4(b) would be inadequate to protect the company’s Confidential Information. Executive further agrees that the restrictions contained in Section 4(b) allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities. Accordingly, Executive covenants and warrants that Executive will not dispute in any proceeding that: (i) the restraints contained in Section 4(b) are reasonable and not greater than necessary to protect proprietary information and/or the goodwill or other business interests of the Company; or (ii) the scope of the restraints contained in Section 4(b) should be reformed so as to make them enforceable, if it is judicially determined that they are unenforceable as drafted.

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5.    DEFINITIONS.

(a)    “Cause” means (i) a material breach of any agreement between the Executive and the Company or any affiliate of the Company; (ii) intentional misconduct as an officer or employee of the Company or any affiliate of the Company (but acts in the nature of bad business judgment shall not be considered “misconduct” for this purpose) or a material violation by the Executive of material written policies of the Company which are contained in the Company’s Code of Ethics and Business Conduct or Employee Handbook (in either case, as from time to time amended, restated, supplemented, or otherwise modified) or specific written directions of the Board of Directors of the Company or the person or persons to whom the Executive reports and under whose direction the Executive is subject (other than any such failure resulting from the Executive’s short-term incapacity due to physical or mental illness, and provided further that if the Executive voluntarily terminates his employment for Good Reason this type of refusal shall not be deemed a violation of specific written directions for purposes of this clause (ii)); (iii) a material breach of any fiduciary duty which the Executive owes to the Company or any affiliate in his capacity as an employee, officer or member of the Board of Directors (or equivalent) of any such entity; (iv) the conviction or plea of guilty or no contest by the Executive with respect to (A) a felony, (B) embezzlement, dishonesty, a crime involving moral turpitude, or intentional and actual fraud or (C) driving an automobile or motorcycle under the influence (or any similar or related offense); (v) the use of illegal drugs or other illegal substances or the addiction to illegal drugs or other illegal substances; or (vi) an unexplained absence from work for more than ten (10) consecutive days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave and disability excepted).

(b)    “Date of Termination” shall mean the date on which occurs the Executive’s “separation from service” (within the meaning of Department of Treasury Regulation § 1.409A-1(h)).

(c)    “Disability” shall mean shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed.

(d)    “Good Reason” shall be deemed to exist if, without the Executive’s consent:

(i)    there is a material diminution in the duties, responsibilities, or authority, or reporting relationship of the Executive to whom the Executive reports and under whose direction the Executive is subject;

(ii)    the Company requires the Executive to move his principal business location as of the Effective Date to another location, and the distance between the Executive’s former residence and new principal business location is at least fifty (50) miles greater than the distance between the Executive’s residence and former principal business location; or

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(iii)    there is a reduction in the Executive’s then base salary or incentive bonus target amount, other than a reduction which is part of a general cost reduction affecting at least ninety percent (90%) of similarly situated employees and which does not exceed ten percent (10%) of the Executive’s then base salary and incentive bonus target amount in the aggregate when combined with any such prior reductions.

In each such case of Good Reason, the Executive shall provide the Company with written notice of the grounds for a Good Reason termination, and the Company shall have a period of thirty (30) days to cure after receipt of the written notice (the “Cure Period”). Resignation by the Executive following Company’s cure or before the expiration of the Cure Period shall constitute a voluntary resignation and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the Cure Period, the Executive’s termination of employment for Good Reason will be effective on the first business day following the last day of the Cure Period.

6.    Arbitration; Waiver of Right to Jury Trial.

(a)    In the event any claim, demand, cause of action, dispute, controversy or other matter in question (in this Section 6, a “Claim”) arises out of this Agreement (or its termination), whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against Executive or that Executive may have against the Company, or any of the Company’s subsidiaries or affiliates, or any of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, all such Claims shall be submitted to binding arbitration. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”). The arbitrator shall apply the substantive law of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability of this Section 6(a), including any Claim that all or part of this Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto and judgment upon the award resulting from arbitration may be entered in any court of competent jurisdiction. Venue for arbitration, and for any disputes relating to the enforceability of this Section 6(a) will be in Dallas County, Texas. All proceedings conducted pursuant to this Section 6(a), including any order decision or award of the arbitrator, shall be kept confidential by all parties. Where permitted by law, the Company and Executive shall equally share the costs and expenses of the arbitration that are actually incurred by the parties, excluding attorney’s fees and expenses and expert witness fees, which shall remain the sole responsibility of each party, respectively.

(b)    Notwithstanding any of the foregoing or any other provision of this Agreement, Executive and the Company may petition a court for an injunction to maintain the status quo pending resolution of any Claim under Section 6(a), and Section 6(a) shall not require the arbitration of an application for emergency or temporary injunctive relief by either party pending arbitration; provided, however, that the remainder of any such dispute beyond the application for emergency or temporary injunctive relief shall be subject to arbitration under Section 6(a).

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(c)    Executive and the Company agree that, in the event that the arbitration provision set forth in Section 6(a) is unenforceable, that all Claims shall be decided by trial before the court and not by a jury trial. The venue for any such trial shall be Dallas County, Texas.

(d)    Executive acknowledges that by signing this Agreement, Executive is waiving any right that Executive may have to a jury trial in connection with, or relating to, a Claim.

7.    MISCELLANEOUS.

(a)    Entire Agreement. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, between the parties regarding the subject matter hereof.

(b)    Both parties agree that neither has the authority to modify or amend this Agreement unless the modification or amendment is in writing and signed by both of them; provided, however, a change to benefits or other change to a Company policy that affects all similarly situated employees shall not be deemed a modification of this Agreement for the purposes of this section. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, the remainder of this Agreement shall remain valid and enforceable to the extent feasible. Any waiver of any term of this Agreement by the Company shall not operate as a waiver of any other term of this Agreement, nor shall any failure to enforce any provision of this Agreement operate as a waiver of the right of the Company to enforce any other provision of this Agreement.

(c)    All notices and other communications required or permitted hereunder shall be in writing and shall be given in person or by either personal delivery, overnight delivery with confirmation of receipt (which may be electronic or digital in nature), or first class mail, certified or registered with return receipt requested, with postal or delivery charges prepaid, and shall be deemed to have been duly given when delivered personally, one day after deposit in overnight delivery with confirmation of receipt, or three days after mailing first class, certified or registered with return receipt requested. All notices to Executive may be addressed to the home address of Executive that is on file with the Company from time to time. All notices to the Company shall be addressed to Company’s principal office and to the attention of the Chief Financial Officer.

(d)    The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)    Executive’s obligations under this Agreement will be binding upon Executive’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns. The Company’s obligations under this Agreement will be binding upon the Company’s successors assigns and will inure to the benefit of the Executive and Executive’s heirs, executors, and administrators. The language of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The paragraph headings used in this Agreement are intended solely for convenience

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of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof. Executive may not assign, pledge, grant a security interest in, hypothecate, or otherwise transfer any of its rights, duties, or obligations hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

[signature page follows]

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IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the Effective Date.

CALIBER HOME LOANS, INC.

By:	/s/ Joe Anderson
Joe Anderson
Chief Executive Officer (CEO)

By:	/s/ B. Russ Smith
Russ Smith EVP, Chief Operations Officer

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